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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE                        Investor contact: Karen Engebretson
                                                         Chief Financial Officer
                                                                  612. 974. 7000
                                                    kengebretson@field-works.com





                               FieldWorks Closes
                       Strategic Equity Partnership with
                         Glenmount International, L.P.




EDEN PRAIRIE, Minn. - (Feb. 23, 1999) - FieldWorks Inc. (Nasdaq: FWRX), a leading provider of field solutions, today announced it has completed the $4.25 million equity investment by Industrial-Works Holding Co., LLC, a wholly owned subsidiary of Glenmount International LP. The transaction was approved at a special shareholders' meeting on February 7, 2000.

Glenmount purchased 4,250,000 shares of FieldWorks convertible preferred stock for $1.00 per share. Upon conversion, this represents approximately 32 percent
of the Company's common shares outstanding.   Additionally, FieldWorks issued
warrants to purchase 500,000 shares of common stock with an exercise price of $1.00 per share. The warrants are exercisable based on stock price performance.

As part of the agreement, FieldWorks will gain strategic expertise from Glenmount through its partnership of proven entrepreneurs and its industrial links to national and international sources of technical, marketing and production expertise. Under a management services agreement, Glenmount will work collaboratively with FieldWorks management to identify, develop and execute major strategic, acquisition, operational and financial opportunities.

FieldWorks Inc., founded in 1992, designs, manufactures and sells solutions incorporating rugged computers for transportation, public service, military/government and heavy equipment industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard.



                                      (MORE)
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FWRX Glenmount Strategic Partnership - P. 2



The following proforma balance sheet as of January 2, 2000, includes the above mentioned transaction as if it had occurred prior to year-end.

                            FIELDWORKS, INCORPORATED
                     Condensed Consolidated Balance Sheets


                                                                                         January 2,              January 2,
                                                                                           2000                    2000
                                                                                    ------------------      ------------------
                                                                                         Unaudited                 Actual
                                                                                          Proforma
ASSETS
CURRENT ASSETS
 Cash and cash equivalents  ....................................................          $  4,336,786            $     86,786
 Other current assets  .........................................................            10,084,166              10,084,166
                                                                                    ------------------      ------------------
     Total current assets  .....................................................            14,420,952              10,170,952
PROPERTY AND EQUIPMENT, net  ...................................................             1,666,633               1,666,633
OTHER LONG TERM ASSETS, net  ...................................................               175,958                 175,958
                                                                                    ------------------      ------------------
                                                                                          $ 16,263,543            $ 12,013,543
                                                                                    ==================      ==================


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES  ...........................................................             8,342,341               8,342,341
NOTES PAYABLE, net .............................................................             2,228,250               2,228,250
CAPITALIZED LEASE OBLIGATIONS, less current maturities  ........................                39,571                  39,571
                                                                                    ------------------      ------------------
     Total liabilities  ........................................................            10,610,162              10,610,162
SHAREHOLDERS' EQUITY
 Series B convertible preferred stock, $.001 par value, 4,250,000 shares
  authorized, issued and outstanding at February 22, 2000  .....................                 4,250                     ---
 Common stock, $.001 par value, 30,000,000 shares authorized; 8,894,426 and
  8,823,926 issued and outstanding, respectively  ..............................                 8,894                   8,894
 Common stock warrants  ........................................................             1,039,422               1,039,422
 Additional paid-in capital  ...................................................            24,432,409              20,186,659
 Accumulated deficit  ..........................................................           (19,831,594)            (19,831,594)
                                                                                    ------------------      ------------------
     Total shareholders' equity  ...............................................             5,653,381               1,403,381
                                                                                    ------------------      ------------------
                                                                                          $ 16,263,543            $ 12,013,543
                                                                                    ==================      ==================


Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.